Exhibit 10.41

[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR SUCH PORTIONS BY IMCLONE SYSTEMS INCORPORATED. THESE PORTIONS HAVE BEEN MARKED WITH AN ASTERISK ENCLOSED IN BRACKETS (I.E., [*]). THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION]

AMENDMENT NO. 2 TO DEVELOPMENT, PROMOTION,
DISTRIBUTION AND SUPPLY AGREEMENT

        This AMENDMENT NO. 2 dated as of July 27, 2007 (this "Amendment No. 2"), is entered into by and among E.R. SQUIBB & SONS, LLC, a limited liability company organized and existing under the laws of the State of Delaware, having offices located at Route 206 and Province Line Road, Princeton, New Jersey 08543 ("ERS"), BRISTOL-MYERS SQUIBB COMPANY, a corporation organized and existing under the laws of the State of Delaware, having offices located at Route 206 and Province Line Road, Princeton, New Jersey 08543 ("BMS") and IMCLONE SYSTEMS INCORPORATED, a corporation organized under the laws of the State of Delaware, having offices located at 180 Varick Street, New York, New York 10014 (the "Company").

        WHEREAS ERS, BMS and the Company (collectively, the "Parties") are parties to the Development, Promotion, Distribution and Supply Agreement among ERS, BMS and the Company dated as of September 19, 2001, as amended by Amendment No. 1 dated as of March 5, 2002 ("Amendment No. 1"), by and among the Parties (the agreement as so amended, the "Agreement"), pursuant to which the Parties have agreed to collaborate on the development and commercialization of Products in the Territory;

        WHEREAS simultaneously with the execution of this Amendment No. 2, and as a condition to the effectiveness of this Amendment No. 2, the Parties are entering into a Letter of Intent Regarding the Japan Co-Commercialization Agreements (as defined below) and the Side Letter (as defined below), and executing the Release and Waiver (as defined below);

        NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereby agree to amend the Agreement as follows:

        Definitions.    Capitalized terms used but not defined in this Amendment No. 2 shall have the meanings set forth in the Agreement. References in the Agreement to "this Agreement" shall be deemed to refer to the Agreement as amended by this Amendment No. 2. Notwithstanding the foregoing, the date of the Agreement, as amended hereby, shall in all instances remain September 19, 2001, and references to "the date hereof", "the date of this Agreement" and "the Effective Date" in the Agreement shall continue to refer to September 19, 2001.

Confidential Treatment Requested

        SECTION 1.    Amendments to Section 1 and Exhibits.

          (a)   Sections 1.78 and 1.95 of the Agreement are hereby deleted in their entirety.

          (b)   Sections 1.19 and 1.20 of the Agreement are hereby deleted in their entirety and replaced with the following:

      "1.19 "Clinical Budget" shall mean (i) the budget for Development Costs for each Approved Study and Contingent Approved Study that is included in Exhibit B or C of the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2, as set forth in such Exhibit B or C, as the case may be, (ii) subject to Sections 4.3(b)(ii) and 4.3(h)(ii), each budget for Development Costs for each Approved Study and Contingent Approved Study that is included in Exhibit A of the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 as set forth in such Exhibit A; and (iii) each budget for Development Costs for each Proposed Study or Emergency Study that becomes an Approved Study or a Contingent Approved Study that is not set forth in the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 that is included in a subsequent Clinical Development Plan and that is approved in accordance with the provisions of this Agreement, in each case as such Clinical Budget may be modified or amended from time to time in accordance with the provisions of this Agreement. Each Clinical Budget shall set forth the approved aggregate Development Costs through completion for each Approved Study and each Contingent Approved Study included in the Clinical Development Plan (including the budgeted Development Costs for each such Approved Study and Contingent Approved Study for each calendar year included in the applicable Clinical Development Plan and the estimated Development Costs, if any, for each subsequent calendar year through completion) and shall include the other cost information required by Exhibit 1.20 for each Approved Study and each Contingent Approved Study included in the Clinical Development Plan.

      1.20 "Clinical Development Plan" shall mean (a) the 2007-2009 Clinical Development Plan and (b) each subsequent Clinical Development Plan prepared and approved in accordance with the provisions of Sections 4.3(c) and 4.3(f), in each case as such Clinical Development Plan may be modified or amended from time to time to add or delete an Approved Study or a Contingent Approved Study or otherwise modified or amended in accordance with the provisions of Sections 2.1(b)(ii), (iii), (iv) and (v). Each Clinical Development Plan shall include for each Approved Study and Contingent Approved Study (other than any Clinical Study that was included in a Clinical Development Plan prior to the date of this Amendment No. 2), all the information required by Exhibit 1.20 including a Clinical Budget.

      1.20A "2007-2009 Clinical Development Plan" shall mean the Clinical Development Plan set forth in Exhibit 1.20A that has been agreed to among the Parties as of the date of this Amendment No. 2, as the same may be amended or modified in accordance with the provisions of this Agreement."

          (c)   Section 1 of the Agreement is further amended by inserting the following definitions in alphabetical order:

      "1.5A "Alliance Committee" shall have the meaning assigned to such term in Section 2.10(a).

      1.10A "Approved Study" shall mean a study that the Parties have agreed shall be conducted and jointly funded in accordance with Section 4.6, which comprises (a) each study designated as an Approved Study in the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 and (b) each other study that shall be designated as an Approved Study in a subsequent Clinical Development Plan in accordance with the procedures set forth in Section 4.3(f), each Proposed Study or Emergency Study that is added to the then-current Clinical Development Plan as an Approved Study in accordance with the provisions of Sections 4.3 (f) or 4.3 (i), as the case may be, and each Contingent Approved Study that shall be designated as an Approved Study in accordance with the provisions of Section 4.3(h).

      1.10B "Attributable Other Party SFI Expenses" shall have the meaning assigned to such term in Section 7.2(b).

      1.20A "Clinical Study" shall mean (a) any clinical study undertaken (i) for approval of new indications for the Product, (ii) to obtain a compendial listing, (iii) for the purpose of providing data that will result in a labeling change for the Product, or (iv) for any other purpose under an IND for the Product (e.g., Phase I through Phase III studies), (b) any Phase IIIb Clinical Trial or Phase IV Clinical Trial for the Product, and (c) any non-clinical study that is (1) required, requested or advised by a Regulatory Authority or (2) undertaken with the intention to obtain or maintain a regulatory approval or compendial listing, or to develop and provide additional information for inclusion in the label for the Product. A clinical study shall be deemed to have commenced when the first patient in such study is enrolled. For clarity, for purposes of this Agreement, Clinical Studies do not include clinical trials or other studies where a Product is used in such study as provided in Section 4.3(a)(iii).

      1.28A "Contingencies" shall mean, with respect to any Contingent Approved Study, the specific contingencies, decision points, and "go/no go" criteria for the commencement or continuation of such Contingent Approved Study as set forth in the Clinical Development Plan for each such Contingent Approved Study.

      1.28B "Contingent Approved Study" shall mean a study that the Parties have unanimously agreed shall be conducted if the Contingencies related to such study are satisfied in which event the commencement of such study shall be jointly funded in accordance with Section 4.6, which comprises (a) each study designated as a Contingent Approved Study in the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 and (b) each other study that shall be designated as a Contingent Approved Study in a subsequent Clinical Development Plan in accordance with the procedures set forth in Section 4.3(f) or each Proposed Study that is added to the then-current Clinical Development Plan as a Contingent Approved Study in accordance with the provisions of Section 4.3(f).

      1.37A "Emergency Study" shall mean a Clinical Study that is to be performed to respond to a significant patient safety issue, a significant toxicity management issue or a request from a Regulatory Authority to conduct a Clinical Study relating to a significant patient safety issue or a significant toxicity management issue.

      1.54A "Incremental SFI Profit Or Loss" means Net Sales in North America of the Products that are attributable to a given Successful Indication for a given period, less the following costs, if any, incurred by the applicable Non-Proposing Party or any of its Affiliates for such Products that are attributable or reasonably allocable to such Successful Indication with respect to such period, including without limitation: [*]. For purposes of this Section 1.54A, where the definition of [*] refers to "Japan", such reference to "Japan" will be replaced by North America.

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

      1.60A "Japan Co-Commercialization Agreements" shall mean the Amended and Restated Co-Development and Co-Commercialization Agreement for Erbitux in Japan among Bristol-Myers Squibb Company, Bristol-Myers K.K., E.R. Squibb & Sons, LLC, Merck KGaA, Merck Ltd. and ImClone Systems Incorporated and the BMS-ImClone Japan Agreement among Bristol-Myers Squibb Company, Bristol-Myers K.K., E.R. Squibb & Sons, LLC and ImClone Systems Incorporated, in each case as referenced in the Letter of Intent Regarding the Japan Co-Commercialization Agreements.

      1.60B "Letter of Intent Regarding the Japan Co-Commercialization Agreements" means the letter executed by the Parties as of the date of this Amendment No. 2 with respect to certain matters related to the co-development and co-promotion of the Compound in Japan, including the negotiation and agreement of the Japan Co-Commercialization Agreements.

      1.72A "Material Modification" shall have the meaning assigned to such term in Section 2.1(b)(v).

      1.77A "Non-Proposing Party" shall have the meaning assigned to such term in Section 4.3(g)(i).

      1.88A "Phase IIIb Clinical Trial" means a human clinical trial of a Compound or Product for an indication that (a) is not required for receipt of Regulatory Approval for such indication for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval). For clarity, for purposes of this Agreement, Phase IIIb Clinical Trials do not include clinical trials or other studies where a Product is used in such study as provided in Section 4.3(a)(iii).

      1.88B "Phase IV Clinical Trial" means a product support human clinical trial, or other test or study, of a Compound or Product for an indication that is either (a) commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the Compound or Product for such indication (and which may include investigator-sponsored clinical trials ("ISTs")), but shall not include any Phase IIIb Clinical Trial or (b) is an IST that does not fall within the approved label for a Product. Phase IV Clinical Trials may include trials or studies conducted in support of pricing/reimbursement, epidemiological studies, life cycle management, modeling and pharmacoeconomic studies, post-marketing surveillance studies, outcome research studies and health economics studies. For clarity, for purposes of this Agreement, Phase IV Clinical Trials do not include clinical trials or other studies where a Product is used in such study as provided in Section 4.3(a)(iii).

      1.91A "Proposed Study" shall have the meaning assigned to such term in Section 4.3(e).

      1.91B "Proposing Party" shall have the meaning assigned to such term in Section 4.3(g)(i).

      1.95 "Release and Waiver" shall mean the Release and Waiver between the Parties dated as of the date of this Amendment No. 2.

      1.96A "Responsible Party" shall mean (a) with respect to any Approved Study or Contingent Approved Study, the Party responsible for conducting such study or, if such study is to be conducted by a CRO, the Party responsible for overseeing the conduct of such study, in each case as set forth in the Clinical Development Plan and (b) with respect to any Sole-Funded SFI Registrational Study, the Proposing Party for such Sole-Funded SFI Registrational Study.

      1.99A "Scientific Expert" means a disinterested individual without any conflict-of-interest who is not affiliated with either Party and who has appropriate scientific, technical or regulatory expertise to resolve any disputes referred to him or her under this Agreement. A Scientific Expert shall not be or have been at any time within the previous five years an Affiliate, employee, consultant, officer or director of either Party or any of its respective Affiliates.

      1.99B "Selected Scientific Expert" shall have the meaning assigned to such term in Section 2.1(d)(vi).

      1.99C "SFI" shall have the meaning assigned to such term in Section 4.3(g)(ii).

      1.99D "SFI Net Canadian Sales" shall have the meaning assigned to such term in Section 7.2(b).

      1.99E "SFI Net U.S. Sales" shall have the meaning assigned to such term in Section 7.2(b).

      1.101A "Side Letter" shall mean the Side Letter between the Parties dated as of the date of this Amendment No. 2.

      1.101C "Sole-Funded SFI Registrational Study" shall mean a Clinical Study solely funded individually by either the Company or ERS subject to the provisions of Section 4.3(g).

      1.102A "Specified Phase III Study" shall have the meaning assigned to such term in 4.3(g)(i).

      1.102B "Specified Signal Finding Study" shall have the meaning assigned to such term in 4.3(g)(i).

      1.104A "Successful Indication" shall have the meaning assigned to such term in Section 4.3(g)(ii)."

          (d)   Exhibits 4.3(A), 4.3(B), 8.12(b)(i) and 8.12(b)(ii) are hereby deleted in their entirety.

          (e)   New Exhibits 1.20 and 1.20(A) and Schedule 4.3(g)(i) are hereby added to the Agreement in the form of Exhibits 1.20 and 1.20(A) and Schedule 4.3(g)(i) to this Amendment No. 2.

          (f)    The definition of "Development Costs" included in the Financial Appendix is hereby deleted in its entirety and replaced with the following:

    "'Development Costs'

            (a)   In each of North America and Japan, "Development Costs" means the development costs incurred by each Party with respect to a Product in North America or Japan, as the case may be, from the Effective Date of the Agreement through the later of (i) the date of Registration (including thereafter costs to maintain or expand such Registration) of such Product in the Field in North America or Japan, as the case may be, or (ii) the date of termination of development efforts of such Product in the Field, as applicable in North America or Japan. Such costs shall comprise those costs incurred to obtain, maintain and/or expand the relevant authorization and/or ability to manufacture, formulate, fill, use, ship, sell and/or distribute the relevant Product in commercial quantities to Third Parties in North America or Japan, as the case may be.

            (b)   In each of North America and Japan, "Development Costs" shall include, without limitation, costs of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing/ pricing approval of a Product (including costs of Clinical Studies), costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing/pricing approval of a Product, and applicable Allocable Overhead.

            (c)   In each of North America and Japan, "Development Costs" shall also include, without limitation, expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals.

            (d)   For a given Approved Study or Contingent Study included in the Clinical Development Plan or a Sole-Funded SFI Registrational Study, Development Costs shall include the internal FTE Costs (for which a Party's internal FTE Rate shall be calculated based on the relevant Parties' costs set forth in Annex I to the Financial Appendix, which shall be reviewed and mutually agreed by ERS and the Company prior to the beginning of each new calendar year beginning with calendar year 2008) and direct out-of-pocket costs that are paid or incurred by a Party or any of its Affiliates that are attributable or reasonably allocable to such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study, including without limitation:

                (i)  the internal FTE Costs and direct out-of-pocket costs incurred in connection with the planning and conduct of any such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study, including grant costs and contract research organization ("CRO") costs;

               (ii)  the Fully-Burdened Manufacturing Cost for (1) Compound or Product used in such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study, and (2) the manufacture, purchase or packaging of comparators, placebo or other clinical supplies for use in such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study (with the manufacturing costs for such comparators, placebo or clinical supplies that are (A) manufactured by a Party or its Affiliates to be determined in the same manner as Manufacturing Costs are determined for such Product or (B) purchased by a Party or its Affiliates from a Third Party based on the actual cost of purchase), as well as the reasonable direct costs and expenses of disposal of drugs and other supplies used in such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study;

              (iii)  regulatory expenses (including internal FTE costs and direct out-of-pocket costs) incurred that directly relate to such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study;

              (iv)  costs of recruitment initiatives for such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study; and

               (v)  Allocable Overhead relating to such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study.

    If any cost or expense is specifically identifiable or reasonably allocable to more than one activity set forth above, such cost or expense shall only be counted as Development Costs with respect to one of such activities, provided that, other than with respect to any cost or expense incurred in connection with the obtaining, maintaining and/or expanding marketing/pricing approval of a Product, no expense that is specifically identifiable or reasonably allocable as a Marketing Cost may be counted as a Development Cost.

            (e)   Each Party will use its respective project accounting systems and will review and approve its respective project accounting systems and methodologies with the other Parties, provided that in determining the amount of Development Costs incurred in a given year for purposes of the cost sharing provisions of Section 4.6, the Parties will use the cash basis of accounting."

            (g)   New Annex I to the Financial Appendix is hereby added to the Agreement in the form of Annex I to this Amendment No. 2.

            (h)   The definition of "Marketing Costs" included in the Financial Appendix is hereby amended by inserting the following at the end thereof:

              "(d) "Marketing Costs" will specifically exclude the costs of [*]."

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

        SECTION 2.    Amendments to Section 2 of the Agreement.

          (a)   Section 2.1(b) is hereby deleted in its entirety and replaced with the following:

          "(b) Responsibilities.    The JEC shall perform the following functions:

              (i)  oversee the development and commercialization of the Compounds and Products pursuant to the terms of this Agreement;

             (ii)  review and approve, pursuant to Section 4.3(f), each Clinical Development Plan, including the Clinical Budget for each Approved Study and Contingent Approved Study included in such Clinical Development Plan;

            (iii)  review and approve, pursuant to Section 4.3(f) or 4.3(i), as applicable, each Proposed Study and each Emergency Study proposed to be added as an Approved Study or a Contingent Approved Study to the then-current Clinical Development Plan pursuant to Section 4.3(e) or 4.3(i), as applicable, including the related Clinical Budget for such Proposed Study or Emergency Study;

            (iv)  (A) review and approve, pursuant to Section 4.3(h), the determination that either (1) each of the Contingencies applicable to a Contingent Approved Study has been satisfied and such Contingent Approved Study shall become an Approved Study or (2) at least one of the Contingencies related to a Contingent Approved Study has failed to be satisfied and such Contingent Approved Study shall be removed from the Clinical Development Plan; and (B) review and approve, pursuant to Section 4.3(h), the protocol and updated Clinical Budget for each Contingent Approved Study that shall become an Approved Study;

             (v)  review and approve (A) any amendments or modifications to any Approved Study or Contingent Approved Study included in the then-current Clinical Development Plan that would reasonably be expected to result in an increase in the aggregate Clinical Budget through the completion of such Approved Study or Contingent Approved Study, as applicable, of [*] or more or (B) any other material modification or amendment to any Approved Study or Contingent Approved Study, including (1) any delay in the expected start date of such Approved Study or Contingent Approved Study by more than [*], (2) any change of [*] or more in the number of patients enrolled or to be enrolled in such approved Study or Contingent Approved Study, (3) a change in the primary or secondary endpoints or any other key provisions of the study protocol design (including study power), publication strategy or data analysis relating to such Approved Study or Contingent Approved Study, (4) any modification or amendment to the Contingencies required to be satisfied for any Contingent Approved Study to become an Approved Study or (5) the early termination of an Approved Study or Contingent Approved Study (any such amendment or modification in clause (A) or (B) of this Section 2.1(b)(v), a "Material Modification"), provided that this Section 2.1(b)(v) shall not apply to the termination of a Contingent Approved Study as a result of failure to satisfy the Contingencies applicable to such Contingent Approved Study (which is the subject of Section 2.1(b)(iv)), provided further that, pending the JEC approval of early termination under this Section 2.1(b)(v)(B)(5), the Responsible Party for an Approved Study or Contingent Approved Study may suspend such Approved Study or Contingent Approved Study, as the case may be, if it believes that failure to do so would jeopardize the welfare or safety of patients;

            (vi)  at each meeting of the JEC review a comparison of the actual expenses to the budgeted expenses for the year-to-date (including Development Costs for each Approved

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

    Study and each Contingent Approved Study), as current as practicable to a date immediately prior to the date of the meeting;

           (vii)  review and evaluate the progress of the other Committees;

          (viii)  review and take action on any other matters within the scope of the authority of another Committee that are referred to the JEC by such other Committee;

            (ix)  review and, if unanimously agreed, reallocate spending from the Marketing Budget to the Clinical Budget;

             (x)  establish and empower a finance committee, which shall consist of an equal number of representatives from each of the Company and BMS (the "Finance Committee") to advise the JEC and make recommendations to the JEC for the areas it has responsibility as provided in Section 2.2;

            (xi)  at least once each year, meet with each of the other Committees (which meetings do not need to include all of the other Committees at the same meeting);

           (xii)  in accordance with the procedures established in Section 2.1(d), resolve disputes, disagreements and deadlocks unresolved by the other Committees; and

          (xiii)  have such other responsibilities as may be assigned to the JEC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time."

          (b)   Section 2.1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(d) Decision-making.

              (i)  The JEC may make decisions with respect to any subject matter that is subject to the JEC's decision-making authority and functions as set forth in Section 2.1(b). Except as otherwise specified in Section 2.1(d)(ii), (iii), (iv), (v) or (vii), all decisions of the JEC shall be made by unanimous vote or written consent, with the Company and BMS each having, collectively, one vote in all decisions. The JEC shall use reasonable best efforts to resolve the matters within its roles and functions or otherwise referred to it.

             (ii)  Subject to the provisions of Section 2.1(d)(vii), with respect to any Critical Issue (other than a Critical Issue that relates to a decision to be made pursuant to Section 2.1(b)(ii), (iii), (iv), (v) or (ix)), if the JEC cannot reach consensus within five business days after the matter has been brought to the JEC's attention, the matter shall be referred on the sixth business day: (A) if the matter is the subject of a deadlock arising in the PDC and is not the subject of Section 4.8 or 4.9, to the co-chairperson of the JEC designated by the Company for resolution, provided that any decision made by the co-chairperson of the JEC designated by the Company may not increase the aggregate Clinical Budget for such Approved Study or Contingent Approved Study through completion by [*] or more; (B) if the matter is the subject of a deadlock arising in the JCC (other than a matter under Section 2.4(b)(xiv) with respect to Trademarks), to the co-chairperson of the JEC designated by BMS for resolution, provided that any decision made by the co-chairperson of the JEC designated by BMS may only increase or decrease the overall amount of the relevant Marketing Budget within the ranges provided in and otherwise in accordance with Section 5.2; (C) if the matter is under Section 2.4(b)(xiv) with respect to Trademarks and is subject of a deadlock arising in the JCC, to the co-chairperson of the JEC designated by the Company for resolution; and (D) except as provided in Section 8.12(f), if the matter is the subject of a deadlock arising in the JMC, to the co-chairperson of the JEC designated by the Company for resolution. In the event that the co-chairperson of a Party designated to resolve a dispute

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

    under this Section 2(d)(ii) is not immediately available, then such matter shall be referred to a senior executive officer of such Party who has been designated by such Party for such resolution.

            (iii)  Subject to the provisions of Section 2.1(d)(vii), with respect to all other matters that are subject to the JEC's decision-making authority (other than any matter that relates to a decision to be made pursuant to Section 2.1(b)(ii), (iii), (iv), (v) or (ix)), if the JEC cannot reach consensus within 20 business days after it has met and attempted to reach such consensus, the matter shall be referred on the twenty-first business day: (A) if the matter is the subject of a deadlock arising in the PDC and is not the subject of Section 4.8 or 4.9, to the co-chairperson of the JEC designated by the Company for resolution, provided that any decision made by the co-chairperson of the Company may not increase the aggregate Clinical Budget for such Approved Study or Contingent Approved Study through completion by [*] or more; (B) if the matter is the subject of a deadlock arising in the JCC (other than a matter under Section 2.4(b)(xiv) with respect to Trademarks), to the co-chairperson of the JEC designated by BMS for resolution, provided that any decision made by the co-chairperson of BMS may not increase or decrease the overall amount of the relevant Marketing Budget within the ranges provided in accordance and otherwise in accordance with Section 5.2; (C) if the matter is under Section 2.4(b)(xiv) with respect to Trademarks and is the subject of a deadlock arising in the JCC, to the co-chairperson of the JEC designated by the Company for resolution; and (D) except as provided in Section 8.12(f), if the matter is the subject of a deadlock arising in the JMC, to the co-chairperson of the JEC designated by the Company for resolution.

            (iv)  Subject to the provisions of Section 2.1(d)(vii), in the event of a deadlock of the JEC with respect to a Critical Issue (other than a Critical Issue that relates to a decision to be made pursuant to Section 2.1(b)(ii), (iii), (iv), (v) or (ix)) that is not resolved pursuant to Section 2.1(d)(ii) and the matters underlying such deadlock fall into the class of disputes that may be arbitrated by the Parties in accordance with Section 16.13, then such matters shall be resolved pursuant to the Accelerated Arbitration Provisions of Section 16.13(b). Subject to the provisions of Section 2.1(d)(vii), in the event of a deadlock of the JEC with respect to any other matters that are not resolved pursuant to Section 2.1(d)(iii) and such matters fall into the class of disputes that may be arbitrated by the Parties in accordance with Section 16.13, then such matters shall be resolved pursuant to Section 16.13(a).

             (v)  Subject to the provisions of Section 2.1(d)(vii), in the event of a deadlock of the JEC with respect to any matter that relates to a decision to be made pursuant to Section 2.1(b)(ii), (iii), (iv), (v) or (ix), such deadlock shall be resolved solely as follows:

              (A)  if the matter relates to a deadlock under Section 2.1(b)(ii), the new Clinical Development Plan shall be deemed to include only (1) Approved Studies, (2) Contingent Approved Studies for which there has not been a determination pursuant to Section 2.1(b)(iv) to remove such Contingent Approved Study from the Clinical Development Plan, and (3) any other studies that the Parties have agreed unanimously in accordance with the provisions of Section 4.3(f) should be included as an Approved Study or Contingent Approved Study in the new Clinical Development Plan;

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

              (B)  if the matter relates to a deadlock regarding an Emergency Study under Section 2.1(b)(iii), the Emergency Study shall become an Approved Study and shall be added to the then-current Clinical Development Plan, provided that if the deadlock relates to the scientific design of the Emergency Study, the Parties shall seek the advice of the Regulatory Authority on the appropriate scientific design of the Emergency Study and shall implement the Regulatory Authority's recommendations;

              (C)  if the matter relates to a deadlock regarding a Proposed Study under Section 2.1(b)(iii), the Proposed Study shall not become an Approved Study or a Contingent Approved Study;

              (D)  (1) if the matter relates to a deadlock under Section 2.1(b)(iv) (other than with respect to approval of an updated Clinical Budget), the matter shall be submitted to binding arbitration by a Scientific Expert pursuant to Section 2.1(d)(vi) and (2) if the matter relates to a deadlock under Section 2.1(b)(iv) with respect to approval of an updated Clinical Budget, such matter shall be resolved pursuant to the Accelerated Arbitration Provisions of Section 16.13(b) based on the agreed protocol for such Contingent Approved Study, provided that such arbitration may not result in an increase in the Clinical Budget of more than [*] in excess of the Clinical Budget for such Contingent Approved Study in the Clinical Development Plan as of the date of this Amendment No. 2;

              (E)  if the matter relates to a deadlock regarding a Material Modification under Section 2.1(b)(v), the amendment or modification shall not be made; and

              (F)  if the matter relates to a deadlock regarding the reallocation of funds under Section 2.1(b)(ix), the reallocation shall not be made.

      For the avoidance of doubt, a deadlock of the JEC with respect to any matter that relates to a decision to be made pursuant to Section 2.1(b)(ii), (iii), (iv), (v) or (ix) shall not be a dispute that may be arbitrated pursuant to Section 16.13.

            (vi)  In the event of a deadlock of the JEC with respect to a matter described in Section 2.1(d)(v)(D), the matter shall be referred for arbitration to a Scientific Expert who is mutually agreed by the Parties. If the Parties cannot agree on a mutually acceptable Scientific Expert within 30 calendar days after the JEC has determined that it can not reach agreement, then within five business days after the expiration of such 30-calendar day period, each of ERS and the Company shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within five business days after the last to occur of their respective appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the Parties or, if the Parties cannot agree, the third Scientific Expert selected by the Party-appointed Scientific Experts is referred to as the "Selected Scientific Expert". ERS and the Company shall instruct the Selected Scientific Expert to render a determination of any such dispute within 15 business days after his selection. The dispute shall be resolved by submission of documents unless the Selected Scientific Expert determines that an oral hearing is necessary. The Selected Scientific Expert shall, within the overall 15 business day time constraint, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings. Each Party shall pay its own expenses of arbitration, and the expenses of the Scientific Experts shall be equally shared between ERS and the Company. Any decision rendered by the Selected Scientific Expert shall be final and binding upon the Parties. Application may be made to any court having

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

    jurisdiction for a judicial acceptance of the decision and an order of enforcement, as the case may be. This Section 2.1(d)(vi) shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

           (vii)  If the JEC cannot reach consensus with respect to any matter that is subject to the JEC's decision-making authority, and the co-chairs of the JEC unanimously agree, the matter shall be referred first to the Alliance Committee for review in accordance with the provisions of Section 2.10 before the provisions of Section 2.1(d)(ii), (iii), (iv) or (v), as applicable, shall be invoked. In the event of such referral, the periods of time set forth in Section 2.1(d)(ii), (iii), (iv) or (v), as applicable, shall be tolled during the period of the Alliance Committee's review of the referred matter. If within five business days (in the case of any referred matter that is to be resolved pursuant to Section 2.1(d)(ii)) or 20 business days (in the case of any referred matter that is to be resolved pursuant to Section 2.1(d)(iii), (iv) or (v)) after having received the Alliance Committee's response, the JEC again cannot reach consensus, the matter shall be resolved in accordance with Section 2.1(d)(ii), (iii), (iv) or (v), as applicable.

          (viii)  For all purposes under this Agreement, any decision made pursuant to this Section 2.1(d) shall be deemed to be the decision of the JEC."

          (c)   Section 2.3(b) is hereby deleted in its entirety and replaced with the following:

          "(b) Responsibilities.    The PDC shall perform the following functions:

              (i)  review and recommend, pursuant to Section 4.3(f), to the JEC for consideration and approval each Clinical Development Plan, including the related Clinical Budget for each Approved Study and Contingent Approved Study included in such Clinical Development Plan;

             (ii)  review and recommend, pursuant to Section 4.3(f) or 4.3(i), as applicable, to the JEC for consideration and approval each Proposed Study and each Emergency Study proposed to be added as an Approved Study or a Contingent Approved Study to the then-current Clinical Development Plan pursuant to Section 4.3(e) or 4.3(i), as applicable, including the proposed Clinical Budget for such Proposed Study or Emergency Study;

            (iii)  (A) review and recommend, pursuant to Section 4.3(h), to the JEC that either (1) each of the Contingencies applicable to a Contingent Approved Study has been satisfied and such Contingent Approved Study should become an Approved Study or (2) that at least one of the Contingencies related to a Contingent Approved Study has failed to be satisfied and such Contingent Approved Study should be removed from the Clinical Development Plan; and (B) review and recommend, pursuant to Section 4.3(h), the protocol and updated Clinical Budget for each Contingent Approved Study that shall become an Approved Study;

            (iv)  oversee the implementation of the Clinical Development Plans and any Sole-Funded SFI Registrational Studies;

             (v)  review and approve or, in the case of any Material Modification, recommend to the JEC for approval any amendment or modification to the Clinical Development Plan;

            (vi)  at each meeting of the PDC review a comparison of the actual Development Costs incurred to the budgeted Development Costs for the year-to-date for each Approved Study and each Contingent Approved Study, as current as practicable to a date immediately prior to the date of the meeting;

           (vii)  review and evaluate progress of each Approved Study or Contingent Approved Study and any Sole-Funded SFI Registrational Studies, provided that the PDC shall not have authority to make any determination that any Party is in breach of this Agreement;

          (viii)  review and approve all compassionate use of Products;

            (ix)  review and approve the joint publication strategy together with the JCC, and take the lead in coordinating such joint review and approval; and

             (x)  have such other responsibilities as may be assigned to the PDC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time."

          (d)   Section 2.3(d) is hereby deleted in its entirety and replaced with the following:

          "(d) Decision-making.

              (i)  The PDC may make decisions with respect to any subject matter that is subject to the PDC's decision-making authority and functions as set forth in Section 2.3(b). All decisions of the PDC shall be made by unanimous vote or written consent, with the Company and BMS each having, collectively, one vote in all decisions.

             (ii)  If, with respect to any matter related to a decision under Section 2.3(b)(iii) (other than with respect to approval of an updated Clinical Budget), the PDC cannot reach consensus within twenty business days after it has first met and attempted to reach such consensus, the matter shall be referred on the twenty-first business day to each Party's most senior scientific officer for review. If within 20 business days after having received the matter from the PDC, such officers cannot reach agreement, the matter shall be referred on the twenty-first business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within twenty business days after having received the Alliance Committee's response, the PDC again cannot reach consensus, the matter should be referred on the twenty-first business day to the JEC for resolution.

            (iii)  If, with respect to a Critical Issue that is subject to the PDC's decision-making authority (other than a Critical Issue that relates to a decision pursuant to Section 2.3(b)(iii)(A)), the PDC cannot reach consensus within five business days after it has first met and attempted to reach such consensus, the matter shall be referred on the sixth business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within five business days after having received the Alliance Committee's response the PDC again cannot reach consensus, the matter shall be referred on the sixth business day to the JEC.

            (iv)  If, with respect to any other matter that is subject to the PDC's decision-making authority, the PDC cannot reach consensus within 20 business days after it has first met and attempted to reach such consensus, the matter shall be referred on the twenty-first business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within 20 business days after having received the Alliance Committee's response, the PDC again cannot reach consensus, the matter shall be referred on the twenty-first business day to the JEC for resolution.

             (v)  For all purposes under this Agreement, any decision made pursuant to this Section 2.3(d) shall be deemed to be the decision of the PDC."

          (e)   Section 2.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b) Responsibilities.    The JCC shall perform the following functions:

              (i)  oversee the preparation and implementation of the Marketing Plans;

             (ii)  oversee and coordinate the sales efforts of ERS and the Company;

            (iii)  review and approve Marketing Plans;

            (iv)  discuss the state of the markets for Products in the Territory and opportunities and issues concerning the commercialization of the Products, including consideration of marketing and promotional strategy, marketing research plans, labeling, Product positioning and Product profile issues, to determine in which countries in the Territory to launch Products, the priority for same and the amount and kind of marketing and selling effort appropriate, in accordance with the Marketing Plans;

             (v)  review and approve the total annual budget for all Phase IV Clinical Trials, but not the budget or protocol for the individual studies themselves which must be approved by the PDC and the JEC pursuant to Section 4.3(f);

            (vi)  review and approve all pricing decisions and managed care contracting strategies, in accordance with the Marketing Plans;

           (vii)  review and approve all indigent care use of Products;

          (viii)  periodically review sales mix of Products sold by ERS through various customer channels;

            (ix)  review and approve allocations within the Marketing Budgets, from time to time;

             (x)  review and approve each subsequent marketing budget in accordance with Section 5.2(c);

            (xi)  review data and reports arising from and generated in connection with the commercialization of the Products, including, but not limited to the Marketing Plans, Marketing Budgets and sales forecasts;

           (xii)  at each meeting of the JCC, review a comparison of actual sales and marketing expenses to the budgeted expenses in the relevant Marketing Budget for the year-to-date, as current as practicable to a date immediately prior to the date of the meeting;

          (xiii)  review and approve the general guidelines applicable to particular Products to be followed in the development of promotional materials and promotional activities to be used by ERS and the Company in the promotion of such Products (such guidelines to be consistent with the then-current Marketing Plan applicable to such Products);

          (xiv)  consider and select Trademarks to be used for the marketing and sale of the Products in each country in the Territory;

           (xv)  review and approve the joint publication strategy together with the PDC;

          (xvi)  evaluate and determine the existence or non-existence of a Co-Promotion Problem referred to the JCC in accordance with Section 5.6(e); and

         (xvii)  have such other responsibilities as may be assigned to the JCC pursuant to this Agreement or as may be mutually agreed upon by the Parties from time to time."

          (f)    Section 2.4(d) is hereby deleted in its entirety and replaced with the following:

          "(d) Decision-making.

              (i)  The JCC may make decisions with respect to any subject matter that is subject to the JCC's decision-making authority and functions as set forth in Section 2.4(b). All decisions of the JCC shall be made by unanimous vote or written consent, with the Company and BMS each having, collectively, one vote in all decisions. If, with respect to a Critical Issue that is subject to the JCC's decision-making authority, the JCC cannot reach consensus within five business days after it has first met and attempted to reach such consensus, the matter shall be referred on the sixth business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within five business days after having received the Alliance Committee's response, the JCC again cannot reach consensus, the matter shall be referred on the sixth business day to the JEC for resolution.

             (ii)  If, with respect to any other matter that is subject to the JCC's decision-making authority, the JCC cannot reach consensus within 20 business days after it has first met and attempted to reach such consensus, the matter shall be referred on the twenty-first business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within 20 business days after having received the Alliance Committee's response, the JCC again cannot reach consensus, the matter shall be referred on the 21st business day to the JEC for resolution.

            (iii)  For all purposes under this Agreement, any decision made pursuant to this Section 2.4(d) shall be deemed to be the decision of the JCC."

          (g)   Section 2.5(d) is hereby deleted in its entirety and replaced with the following:

          "(d) Decision-making.

              (i)  The JMC may make decisions with respect to any subject matter that is subject to the JMC's decision-making authority and functions as set forth in Section 2.5(b). All decisions of the JMC shall be made by unanimous vote or written consent, with the Company and BMS each having, collectively, one vote in all decisions. If, with respect to a Critical Issue that is subject to the JMC's decision-making authority, the JMC cannot reach consensus within five business days after it has first met and attempted to reach such consensus, the matter shall be referred on the sixth business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within five business days after having received the Alliance Committee's response, the JMC again cannot reach consensus, the matter shall be referred on the sixth business day to the JEC for resolution.

             (ii)  If, with respect to any other matter that is subject to the JMC's decision-making authority, the JMC cannot reach consensus within 20 business days after it has first met and attempted to reach such consensus, the matter shall be referred on the twenty-first business day to the Alliance Committee for review and comment in accordance with Section 2.10. If within 20 business days after having received the Alliance Committee's response, the JMC again cannot reach consensus, the matter shall be referred on the 21st business day to the JEC for resolution.

            (iii)  For all purposes under this Agreement, any decision made pursuant to this Section 2.4(d) shall be deemed to be the decision of the JMC."

          (h)   Section 2.6 is hereby deleted in its entirety and replaced with the following:

        "2.6    Agenda; Minutes of Committee Meetings.

          (a)   Each Party shall use reasonable efforts to provide written notice to the other Party not less than three business days prior to any Committee meeting of any agenda items it intends to raise at the respective Committee meeting.

          (b)   Subject to Section 2.6(c), definitive minutes of all Committee meetings shall be finalized no later than 30 calendar days after the meeting to which the minutes pertain, as follows:

              (i)  Within ten days after a Committee meeting, the secretary of such Committee shall prepare and distribute to all members of such Committee and each Alliance Manager draft minutes of the meeting. Such minutes shall provide a list of any actions, decisions or determinations approved by such Committee and a list of any issues yet to be resolved, either within such Committee or through the relevant escalation process. Without limiting the generality of the foregoing, all approvals by the JEC with respect to matters under Sections 2.1(b)(ii), (iii), (iv), (v) or (ix), by the PDC with respect to matters under Sections 2.3(b)(i), (ii), (iii) or (iv) or by JCC with respect to matters under Section 2.4(b)(i) shall be recorded in the minutes of the related meeting of the JEC, the PDC or the JCC, as applicable.

             (ii)  The Alliance Managers shall then have ten days after receiving such draft minutes to collect comments thereon from the Committee members of its Party and provide them to the secretary of such Committee.

            (iii)  Upon the expiration of such second ten-day period, the Alliance Managers and the secretary of such Committee shall have an additional ten days to discuss each other's comments and finalize the minutes. The secretary and chairperson(s) of such Committee shall each sign and date the final minutes. The signature of such chairperson(s) and secretary upon the final minutes shall indicate each Party's assent to the minutes.

          (c)   If at any time during the preparation and finalization of Committee meeting minutes, the secretary of such Committee and the Alliance Managers do not agree on any issue with respect to the minutes, such issue shall be submitted for resolution to the co-chairs of the applicable committee. If the co-chairs of the applicable committee do not agree within ten business days, such issue shall be resolved as provided in Section 2.3(d), 2.4(d) or 2.5(d), as the case may be. The decision resulting from the foregoing process shall be recorded by the secretary in amended finalized minutes for said meeting. All other issues in the minutes that are not subject to the foregoing process shall be finalized within the 30-calendar-day period as provided in Section 2.6(a)."

          (i)    Section 2 is further amended by inserting the following at the end of the Section:

          "2.10    Alliance Committee.

          (a)    Members.    Immediately after effectivness of this Amendment No. 2, the Parties shall establish an alliance committee consisting of the JEC co-chairs and one additional representative from each of the Company and BMS (the "Alliance Committee"). Each of the Company and BMS may replace any or all its representatives on the Alliance Committee at any time upon written notice to the other in accordance with Section 16.5 of this Agreement.

          (b)    Responsibilities.    The Alliance Committee shall meet and review any matter referred to it by the JEC, the PDC, the JCC or the JMC pursuant to Section 2.1(d), 2.3(d), 2.4(d) or 2.5(d), as applicable, within ten business days of receipt of notice of such matter, and shall make a recommendation to the referring Committee as to the appropriate resolution of the referred matter. All recommendations of the Alliance Committee shall be made by unanimous vote or written consent, with the Company and BMS each having, collectively, one vote in all decisions. The Alliance Committee's recommendation shall be provided to the referring Committee within 30 calendar days after the Alliance Committee has first met and reviewed the matter. If the Alliance Committee cannot reach a unanimous agreement on a recommendation within 30 calendar days after the Alliance Committee has first met and reviewed the matter, then, unless the Alliance Committee shall otherwise unanimously agree and notify the referring Committee, the Alliance Committee shall be deemed to have responded that it cannot reach an agreement on a recommendation and the matter shall revert back to the referring Committee for further action. Minutes of the Alliance Committee shall not be required unless the Parties' members on the Alliance Committee otherwise agree, and recommendations of the Alliance Committee need not be reduced to writing except as the members of the Alliance Committee may unanimously agree. The Alliance Committee shall not have the power to make any decisions, and any recommendations of the Alliance Committee shall only be deemed advisory and for consideration by the applicable referring Committee.

          (c)    Term; Expenses.    The Alliance Committee shall exist until the termination or expiration of this Agreement, or for such longer period as necessary to perform the remaining responsibilities assigned to it under this Agreement. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the Alliance Committee."

        SECTION 3.    Amendment to Section 4.3 of the Agreement.    Section 4.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "4.3    Clinical Development Plans and Clinical Budget.

            (a)   (i) The Parties intend that there shall be a Clinical Development Plan prepared each calendar year for the Territory (other than Japan) on a rolling three-year basis during the term of the Agreement. Each Clinical Development Plan shall set forth each Approved Study and each Contingent Approved Study being conducted or to be conducted (subject, in the case of any Contingent Approved Study, to the satisfaction of all applicable Contingencies) during the three-year period covered by such Clinical Development Plan. Each Clinical Development Plan shall include, for each Approved Study and Contingent Approved Study (other than any Clinical Study that was included in a Clinical Development Plan prior to the date of this Amendment No. 2), all information required by Exhibit 1.20, including a Clinical Budget. A Clinical Development Plan also may include information with respect to Proposed Studies, provided that the Parties shall not be obligated to conduct any such Proposed Studies and references in this Agreement to the Clinical Development Plan shall not be deemed to include any such Proposed Studies.

               (ii)  (A) Except for a Sole-Funded SFI Registrational Study, as provided in Section 4.3(g), none of the Parties (nor any of their Affiliates) shall conduct any Clinical Study involving a Compound or Product or using tissues, fluids or other materials that were obtained from a patient in a Clinical Study (or that were obtained from patients in a study in furtherance of the development of the Product that was co-funded by the Parties or was part of a Clinical Development Plan that existed prior to the date of this Amendment No. 2) related to the development, commercialization, manufacture, marketing, pricing or sale of Product in the Territory, unless such Clinical Study shall have been approved as an Approved Study or a Contingent Approved Study in accordance with provisions of Section 4.3(f) or an Emergency Study in accordance with Section 4.3(i).

              (B)  Any Party may, at its own cost and expense and without the consent of the other Party, conduct a study in furtherance of the research and/or development of the Compound other than a Clinical Study, provided that if such study relates to pharmacogenomics, allergy or hypersensitivity reactions related to the Product, prior to commencement of such study, such Party shall submit a description of such study for review and comment by the PDC. Such Party may, but shall not be required to, propose that any such study (other than any study that falls within the scope of Section 4.3(a)(iii)) be included as an Approved Study or a Contingent Approved Study in the Clinical Development Plan, provided that, if such study is proposed but is not approved as an Approved Study or a Contingent Approved Study in accordance with the provisions of Section 4.3(f), the proposing Party may proceed with such study at its own risk and expense. Except as required by applicable law, no Party shall publicly disclose or publish the results of any study conducted in accordance with this Section 4.3(a)(ii)(B) without the prior approval of the PDC.

              (iii)  Notwithstanding anything to the contrary set forth in this Agreement, either Party (or any of its Affiliates) may, at its own cost and expense and without the consent of the other Party, conduct clinical trials or any other studies for the development of any other product that is not a Competing Product and that is owned or controlled by it in which a Product is used in such study within the labeling approved for such Product by the Regulatory Authority for the country in which the clinical trial is conducted.

              (iv)  The clinical development plan for Japan shall be prepared in accordance with the applicable provisions of the Japan Co-Commercialization Agreements or, if such Japan Co-Commercialization Agreements shall no longer be in effect, as the Parties shall mutually agree.

            (b)   (i) Upon effectiveness of this Amendment No. 2, the 2007-2009 Clinical Development Plan and the Clinical Budget included in the 2007-2009 Clinical Development Plan shall replace all other pre-existing clinical development plans and clinical budgets under this Agreement.

               (ii)  The Parties agree that certain matters set forth in the 2007-2009 Clinical Development Plan with respect to Approved Studies that have not yet been finalized shall be finalized in accordance with the following provisions:

                (A)  For each Approved Study included in Exhibit A of the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2, the PDC shall be responsible for finalizing the Clinical Budget and, where the identity of the Responsible Party is "TBD", determining the Responsible Party, as applicable, as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, if the PDC cannot reach consensus with respect to the Clinical Budget or the

        Responsible Party, as applicable, for an Approved Study by August 31, 2007, then the matter shall be referred to the Alliance Committee for resolution. If the Alliance Committee cannot reach agreement by September 21, 2007, then the matter shall be referred to the JEC for resolution. If the JEC cannot reach resolution by September 30, 2007, such matter shall be resolved pursuant to the Accelerated Arbitration Provisions of Section 16.13(b) based on the agreed protocol for such Approved Study, provided that such arbitration may not result in an increase in (1) the Clinical Budget for any such individual Approved Study of more than [*] in excess of the Clinical Budget for such Approved Study in the Clinical Development Plan as of the date of this Amendment No. 2 and (2) the Clinical Budget for all such Approved Studies of more than [*] in the aggregate in excess of the Clinical Budget for all Approved Studies in the Clinical Development Plan as of the date of this Amendment No. 2.

                (B)  For each Approved Study included in Exhibit A of the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 for which the determination whether to use a CRO to conduct such Approved Study is marked "TBD", such determination shall be made in accordance with the provisions of Section 4.5(a).

              (iii)  During the 90-calendar-day period following the execution of this Amendment No. 2, the Parties will review each currently ongoing Phase IV Clinical Trial (other than the two-week dosing study for Head and Neck Cancer) to determine whether it can be wound down more quickly or terminated. With respect to any such Phase IV Clinical Trial that the Parties agree can be wound down more quickly or terminated, the Responsible Party for such Phase IV Clinical Trial is hereby authorized to take such action as it shall deem appropriate to wind-down or terminate such Phase IV Clinical Trial, as applicable, in accordance with the agreement of the Parties. The other Party shall cooperate with the Responsible Party in such winding-down or termination, as applicable.

            (c)   Not later than October 31 of each calendar year during the term of this Agreement, commencing with and including 2008, the PDC shall develop a proposed Clinical Development Plan for the three calendar years next following each such calendar year with the goal of finalizing such proposed Clinical Development Plan not later than December 15 of such calendar year. A Clinical Development Plan shall not become finalized unless and until it is approved in accordance with the provisions of Section 4.3(f).

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

            (d)   Unless otherwise unanimously agreed by the Parties pursuant to the approval process in Section 4.3(f), each subsequent Clinical Development Plan shall include: (1) each Approved Study (including each Contingent Approved Study that shall have become an Approved Study in accordance with Section 4.3(h)) unless such Approved Study will have been completed or terminated prior to the commencement of the subsequent Clinical Development Plan and (2) each Contingent Approved Study (excluding any Contingent Approved Study for which a determination has been made in accordance with Section 2.1(b)(iv) that such Contingent Approved Study shall be removed from the Clinical Development Plan). Each subsequent Clinical Development Plan shall also include the Proposed Studies that the Parties agree shall be included as Approved Studies or Contingent Approved Studies, as the case may be, in such subsequent Clinical Development Plan in accordance with the provisions of Section 4.3(g). Each subsequent Clinical Development Plan shall include for each Approved Study and Contingent Approved Study, all the information required by Exhibit 1.20.

            (e)   Each of ERS and the Company may propose to include a new study as an Approved Study or a Contingent Approved Study in a subsequent Clinical Development Plan or to amend any then-current Clinical Developmental Plan to include a new study as an Approved Study or Contingent Approved Study (any such proposed new study, a "Proposed Study") by providing written notice to the other Party, together with the information required by Exhibit 1.20 with respect to such Proposed Study, including a proposed Clinical Budget (with the Parties to so approach Merck KGaA to co-fund such Proposed Study if either Party believes it appropriate to do so, provided that such approach to Merck KGaA shall not delay such submission of such Proposed Study to the PDC for its review and recommendation in accordance with Section 4.3(f) by more than 60 calendar days). The Party seeking to add such Proposed Study also shall promptly provide the other Party such additional information with respect to the Proposed Study as the other Party shall reasonably request. The provisions of this Section 4.3(e) shall not apply to any Emergency Study (which is the subject of Section 4.3(i)). Such Proposed Study shall not be included in a subsequent Clinical Development Plan as an Approved Study or Contingent Approved Study or added to the then-current Clinical Development Plan as an Approved Study or Contingent Approved Study unless and until it is approved in accordance with the provisions of Section 4.3(f).

            (f)    In order for a proposed Clinical Development Plan developed pursuant to Section 4.3(c) to be approved as a Clinical Development Plan or for a Proposed Study to be approved as an Approved Study or a Contingent Approved Study and added to the then-current Clinical Development Plan, (i) the PDC must review and unanimously recommend such proposed Clinical Development Plan or Proposed Study, as applicable, including all protocols developed for each Approved Study or Contingent Approved Study to be included in a Clinical Development Plan, to the JEC for approval, and (ii) the JEC must unanimously approve such proposed Clinical Development Plan or Proposed Study, as applicable, including all protocols developed for each Approved Study or Contingent Approved Study to be included in a Clinical Development Plan, all in accordance with the provisions of Sections 2.1(b)(ii) and (iii) and 2.3(b)(i) and (ii). Each Party can withhold its consent in its sole and absolute discretion to the inclusion of any Proposed Study in a proposed Clinical Development Plan or the approval of any Proposed Study to be added to the then-current Clinical Development Plan.

            (g)   (i) If any of the Contingent Approved Studies set forth on Schedule 4.3(g)(i) (each a "Specified Phase III Study") shall not become an Approved Study pursuant to Section 4.3(h) but the corresponding Approved Study set forth on Schedule 4.3(g)(i) (each, a "Specified Signal Finding Study") produced positive results (e.g., it demonstrated a sufficient signal in prolongation of Progression Free Survival ("PFS") or time to progression versus standard of care) such that it would be reasonable in the opinion of a Party (the "Proposing Party") to continue to the corresponding Specified Phase III Study (with any dispute between the Parties as to whether such specified Signal Finding Study did produce such positive results to be referred to a scientific advisory board with three members, one appointed by each of ERS and the Company and the third appointed by such appointees, for a non-binding recommendation), and, after proposing such Specified Phase III Study as a Proposed Study in accordance with the provisions of Section 4.3(e) and, if such Proposed Study is not approved as an Approved Study and the Proposing Party wishes to fund individually such Proposed Study as a "Sole-Funded SFI Registrational Study", the Proposing Party shall give written notice to the other Party (the "Non-Proposing Party") of its intent to conduct such Proposed Study as a Sole-Funded SFI Registrational Study, and shall provide to the Non-Proposing Party an updated Clinical Budget for such Sole-Funded SFI Registrational Study including all the budget information that would be required by Exhibit 1.20 if such Sole-Funded SFI Registrational Study were an Approved Study and any information with respect to proposed amendments or modifications that the Proposing Party proposes to make with respect to such Proposed Study that were not previously provided to the Non-Proposing Party and considered when such Specified Phase III Study was proposed as a Proposed Study but not approved as an Approved Study pursuant to Section 4.3(f). If the Non-Proposing Party again decides not to approve such Specified Phase III Study as an Approved Study, then the Proposing Party shall have the right to conduct such Specified Phase III Study as a Sole-Funded SFI Registrational Study on the same basis as it had initially proposed to conduct such Proposed Study as amended or modified by any proposed amendments or modifications disclosed to the Non-Proposing Party pursuant to the preceding sentence, and subject to the following terms:

                (A)  The Proposing Party shall pay 100% of the Development Costs related to such Sole-Funded SFI Registrational Study;

                (B)  Such Sole-Funded SFI Registrational Study shall not be conducted if in the opinion of the Non-Proposing Party the Sole-Funded SFI Registrational Study presents a medical risk/benefit that is so unfavorable as to be incompatible with the welfare or safety of patients.

                (C)  Following commencement of the Sole-Funded SFI Registrational Study, the Proposing Party shall provide written notice to the Non-Proposing Party of any proposed amendment or modification to the Sole-Funded SFI Registrational Study not less than 20 business days prior to making such modification or amendment. The Proposing Party shall have the right to make such modifications or amendments to the Sole-Funded SFI Registrational Study, provided that the Proposing Party first shall have provided the Non-Proposing Party with such additional information with respect to such proposed amendment or modification as the Non-Proposing Party shall reasonably request and a reasonable period of time to review and comment on such proposed amendments or modifications, and provided further that such proposed amendment or modification shall not be made if in the opinion of the Non-Proposing Party it presents a medical risk/benefit that is so unfavorable as to be incompatible with the welfare or safety of patients.

               (ii)  All Parties shall benefit from any Sole-Funded SFI Registrational Study to the same extent as if such Sole-Funded SFI Registrational Study had been jointly funded by the Parties, provided that if such Sole-Funded SFI Registrational Study results in regulatory approval in the U.S. or Canada of a line of therapy in a new tumor type for which regulatory approval has not previously been granted with respect to the Product not later than the date that is two years prior to the expiration of the Term (the satisfaction of such conditions resulting in a "Successful Indication" or "SFI"), then, at the

      Non-Proposing Party's election (such election to be made by such Non-Proposing Party within 30 calendar days after the Proposing Party has delivered written notice to such Non-Proposing Party that such regulatory approval has been received), either (A) the Proposing Party shall be solely entitled to, and shall solely bear, the Incremental SFI Profit Or Loss attributable to such Successful Indication or (B) the Non-Proposing Party shall pay to the Proposing Party an amount equal to [*] of the lesser of (1) the amount of Development Costs attributable to such Sole-Funded SFI Registrational Study that the Non-Proposing Party would have been responsible to fund if such Sole-Funded SFI Registrational Study had been an Approved Study funded in accordance with the provisions of Section 4.6 (i.e., based on the Clinical Budget that was presented to the Non-Proposing Party when it made the final decision not to fund such Sole-Funded SFI Registrational Study pursuant to Section 4.3(g)(i)) and (2) the amount of Development Costs attributable to such Sole-Funded SFI Registrational Study that it would have been responsible to fund in accordance with the provisions of Section 4.6 based on the Development Costs actually incurred. If the Non-Proposing Party elects clause (A) with respect to any SFI, the Parties shall work together in good faith to finalize and implement a process for determining Incremental SFI Profit Or Loss attributable to such Successful Indication, including a methodology for determining the amount of adjustments to net sales and costs incurred by each Party and its Affiliates that are attributable to, or reasonably allocable to, such SFI and a methodology for such allocation and the mechanics for payments related to Incremental SFI Profit Or Loss and adjustments to Distribution Fees payable as a result of such election. If such Non-Proposing Party elects to make the payments in clause (B) above with respect to any SFI, such payments shall be made by wire transfer in immediately available funds in equal quarterly installments in advance over a three-year period, the first payment to made on the first day of the first calendar quarter following receipt of the applicable FDA approval. For clarity, if such Non-Proposing Party elects to make the payment referred to in clause (B) with respect to any SFI, then the Parties shall jointly co-promote such SFI and shall benefit from such SFI in each case to the same extent as if the Sole-Funded SFI Registrational Study that resulted in such SFI had been jointly funded by the Parties.

              (iii)  If the Non-Proposing Party shall have elected to allow the Proposing Party to receive/bear the Incremental SFI Profit Or Loss under Section 4.3(g)(ii)(A), then the Proposing Party, but not the Non-Proposing Party, shall:

                (A)  be solely responsible for the sales force detailing, marketing and medical education activities for such SFI, provided that ERS shall retain the right to book all sales and determine the terms and conditions of sale (including pricing and managed care contracting strategies) and amount and terms of any adjustments to net sales;

                (B)  be solely responsible for all Marketing Costs, medical education activity costs, regulatory costs, Sales Costs and other costs incurred by either Party or any of its respective Affiliates that are attributable to or reasonably allocable to such SFI;

                (C)  be solely entitled to develop the Marketing Plan and Marketing Budget for such SFI, provided that such Marketing Plan for such SFI be reviewed by the JCC and the JCC shall have determined it to be consistent in all key respects (including product positioning) with the Marketing Plan approved by the JCC for all other indications for the Product that ERS and the Company are co-promoting;

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

                (D)  be solely entitled to, and shall solely bear, the entire Incremental SFI Profit Or Loss that is attributable to such SFI.

      If the Proposing Party is the Company, then ERS shall pay to the Company such Incremental Profit, and the Company shall pay to ERS for any Incremental Loss, attributable to such SFI, in each case on a quarterly basis. If the Proposing Party is ERS, then ERS shall be entitled to such Incremental SFI Profit, and shall bear any Incremental SFI Loss, attributable to such SFI, but shall reimburse the Company for any costs incurred by the Company or any of its Affiliates that are included in the determination of Incremental SFI Profit Or Loss on a quarterly basis. All payments pursuant to this Section 4.3(g)(iii) shall be made by wire transfer in immediately available funds not later than seventy-five days after the end of the applicable calendar quarter in which there is any amount of Incremental SFI Profit Or Loss for such SFI. If the Proposing Party and the Non-Proposing Party cannot agree on the determination of any matter pertaining to the calculation of Incremental SFI Profit Or Loss attributable to such SFI for a given accounting period, including the determination of any amounts to be taken into account in the determination of such Incremental SFI Profit Or Loss for such SFI, then either Party may submit such dispute to arbitration pursuant to Section 16.13.

              (iv)  Each Proposing Party shall be solely responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the acts or omissions of such Proposing Party and/or any of its Affiliates, and their respective directors, officers, employees, agents and independent contractors (e.g., CROs) for each Sole-Funded SFI Registrational Study conducted by such Proposing Party. Each Proposing Party shall indemnify, defend, and hold harmless the Non-Proposing Party and its Affiliates, and their respective directors, officers, employees, agents and independent contractors (e.g., CROs) from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of claims, actions, suits or proceedings that may be brought, in each case that are attributable to or arise out of the (A) acts or omissions of such Proposing Party or its Affiliates, and their respective directors, officers, employees, agents and independent contractors (e.g. CROs), in connection with each Sole-Funded SFI Registrational Study conducted by such Proposing Party or (B) with respect to each SFI for which such Party is the Proposing Party and the Non-Proposing Party shall have elected to allow the Proposing Party to receive/bear the Incremental SFI Profit Or Loss under Section 4.3(g)(ii)(A) for such SFI, the development, marketing, sale, use or commercialization of the Product for such SFI. Nothing in this Section 4.3(g)(iv) shall limit the indemnification obligations of any Party in Section 12.2 and 12.3. The provisions of Sections 12.4 and 12.5 with respect to claims for indemnification shall be applicable to any claim for indemnification pursuant to this Section 4.3(g)(iv).

            (h)   (i) In order for a Contingent Approved Study to become an Approved Study, (A) the PDC must review and unanimously recommend to the JEC whether a Contingent Approved Study has satisfied each of the Contingencies related to such Contingent Approved Study and shall become an Approved Study and (B) the JEC must review and unanimously approve that such Contingencies related to the Contingent Approved Study have been satisfied, all in accordance with the provisions of Sections 2.1(b)(iv) and 2.3(b)(iii). The Party designated as the Responsible Party for such Contingent Approved Study shall provide to the other Party written evidence of the satisfaction of such Contingencies. Any increase in the Clinical Budget or other proposed change in the Contingent Approved Study shall be subject to agreement by the parties pursuant to Sections 2.3(b)(v) and, if applicable, 2.1(b)(v). When it has been unanimously determined by the JEC that each of the Contingencies applicable to a Contingent

    Approved Study has been satisfied, such Contingent Approved Study shall be designated as an Approved Study in the then-current Clinical Development Plan. If upon the unanimous recommendation of the PDC, the JEC unanimously determines that one or more of the Contingencies for a particular Contingent Approved Study has failed to be satisfied, such Contingent Approved Study shall be removed from the Clinical Development Plan. If it is determined that one or more of the Contingencies applicable to any Contingent Approved Study has failed to be satisfied, either Party may propose that further work should be supported in the tumor type that was the subject of such Contingent Approved Study and that such study should be continued with or without modification, in which event such further work would be proposed as a Proposed Study and be subject to the provisions of Sections 4.3(e) and 4.3(g). Notwithstanding the foregoing, a Contingent Approved Study shall not become an Approved Study nor shall any such further work be conducted if in the opinion of either Party the Contingent Approved Study presented a medical risk/benefit that is so unfavorable as to be incompatible with the welfare and safety of patients.

               (ii)  If the Contingent Approved Study did not specify the Responsible Party when such Contingent Approved Study was initially included in a Clinical Development Plan, the Parties shall determine the Responsible Party within sixty days after the determination that a Contingent Study has become an Approved Study, and no Party shall unreasonably withhold its consent to such determination. If the Contingent Approved Study did not specify whether a CRO would be used to conduct such Contingent Approved Study when it was initially included in the Clinical Development Plan, such determination shall be made in accordance with the provisions of Section 4.5(a). Following the later to occur of determination that a Contingent Approved Study shall have become an Approved Study and the determination of the Responsible Party for such Approved Study, the Responsible Party will be responsible for and prepare the protocol for such Approved Study and an updated Clinical Budget for such Approved Study. In order for the proposed protocol for such Approved Study and the related updated Clinical Budget to be finalized, (1) the PDC must review and unanimously recommend such proposed protocol and related updated Clinical Budget to the JEC for approval, and (2) the JEC must unanimously approve such proposed protocols and related updated Clinical Budgets, all in accordance with the provisions of Sections 2.1(b)(iv) and 2.3(b)(iii).

            (i)    At any time prior to the expiration of the Agreement, each of ERS and the Company may propose to add an Emergency Study to the then-current Clinical Development Plan by providing written notice to the other Party, including a reasonably detailed description of the reasons why the proposing Party believes such Emergency Study needs to be conducted together with the information required by Exhibit 1.20 related to such Emergency Study, including a Clinical Budget. The Party seeking to add such Emergency Study also shall promptly provide the other Party such additional information with respect to the Emergency Study as the other Party shall reasonably request. In order for an Emergency Study to become an Approved Study, (1) the PDC must review and unanimously recommend such Emergency Study to the JEC for approval, and (2) the JEC must unanimously approve such Emergency Study, all in accordance with Section 2.1(b)(iii) and 2.3(b)(ii) and subject to the provisions of Section 2.1(d)(v)(B).

            (j)    Prior to Registration in any country in the Territory, the Parties intend that the Company will be primarily responsible for implementing the regulatory strategy for the Products in such country developed by the PDC. The Parties intend that ERS will be primarily responsible for regulatory activities in a country in the Territory after Registration in such country, comprising regulatory compliance, worldwide safety surveillance, adverse event reporting and all other necessary support services."

        SECTION 4.    Amendment to Section 4.5 of the Agreement.    (a) Section 4.5(a) is hereby deleted in its entirety and replaced with the following:

            "(a) (i) Each of ERS and the Company shall be responsible for the preparation of all protocols and the conduct of all Approved Studies and Contingent Approved Studies for which such Party is designated as the Responsible Party. Each such Party shall submit all protocols therefor to the PDC and the JEC for approval in accordance with the provisions of Sections 4.3(f) and 4.3(h)(ii), as applicable.

               (ii)  If either the Responsible Party or the other Party desires to solicit bids to have such Approved Study or Contingent Study or a Proposed Study conducted by a CRO, the Parties shall solicit bids from CROs that are reasonably satisfactory to both Parties and that have sufficient capabilities and resources. In the case of any Approved Study included in Exhibit A of the 2007-2009 Clinical Development Plan as of the date of this Amendment No. 2 for which the determination of whether to use a CRO is marked "TBD", the Parties shall solicit such bids within 60 days after the date of this Amendment No. 2. In the case of each Proposed Study that would be an Approved Study, such solicitation and receipt of any final bids shall be completed prior to completion of the approval process for such Proposed Study contemplated by Section 4.3(f). In the case of any Contingent Approved Study, the Parties shall solicit such bids not later than sixty days after such Contingent Approved Study becomes an Approved Study. [*]"

          (b)   Section 4.5(b) is hereby deleted in its entirety and replaced with the following:

            "(b) Each of ERS and the Company shall be responsible for preparing all Regulatory Applications necessary or desirable to register the Products in all countries in the Territory for which such Party is the Responsible Party. The Company shall be responsible for filing all Regulatory Applications (whether prepared by the Company or ERS) and, thereafter, to conduct all communications with the Regulatory Authorities during the registration process (provided that, if ERS is the Responsible Party for the preparation of such Regulatory Application, it will work with the Company with respect to all such regulatory activities). Each such Party shall submit all proposed filings to the PDC for its approval. The other such Party shall provide all technical data and support necessary to assist the Responsible Party to prepare such Regulatory Applications. The Responsible Party shall keep the PDC informed as to the status of such efforts, permit the PDC to review any revisions to any filings or communications with Regulatory Authorities during their preparation, and shall confer with the PDC regarding the preparation of such filings and communications and the registration process. During such process, such Parties shall collaborate and cooperate in the preparation and filing of all documents necessary therefor and all regulatory interactions and compliance with Regulatory Authorities in the Territory. All regulatory activities (including without limitation adverse event reporting) to be performed by ERS in accordance with this Agreement and the Clinical Development Plan shall be conducted on behalf of the Company. The Company shall appoint ERS as its agent for regulatory compliance and all other regulatory activities for which ERS is responsible."

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

          (c)   Section 4.5(c) is hereby deleted in its entirety and replaced with the following:

            "(c) The Company shall supply all API necessary and/or desirable for all Approved Studies, Contingent Approved Studies and Sole-Funded SFI Registrational Studies included in any Clinical Development Plan, as well as any studies that a Party proposes to conduct under Section 4.3(a)(ii)(B) that are not so included. Such API shall be supplied in accordance with, in all material respects, the Specifications, in accordance with cGMP, and in accordance with forecasts therefor provided by the PDC at least 180 days prior to the anticipated delivery date for each shipment thereof. Such API shall be supplied at the Company's Fully Burdened Manufacturing Cost without any mark-up. The Company's obligation to supply API for Phase IV Clinical Trials shall be subject, first, to fulfilling all requirements for API for the supply of Products for commercial sales pursuant to Section 8. Except as otherwise provided in this Section 4.5(c), all of the provisions of Section 8, to the extent applicable, shall apply to the supply of API for all such Approved Studies, Contingent Approved Studies, Sole-Funded SFI Registrational Studies or such other studies conducted under Section 4.3(a)(ii)(B) (including the reference to the relevant payment terms contained in Section 7)."

          (d)   Section 4.5 of the Agreement is hereby amended by inserting the following two paragraphs at the end thereof:

            "(e) Within 45 days after the end of each quarter during the term of the Agreement, commencing with the quarter ended June 30, 2007, each of ERS and the Company shall provide the other Party a quarterly analysis of actual spend versus budgeted and projected spend with respect to the Development Costs relating to the Approved Studies and Contingent Approved Studies for which ERS or the Company, as applicable, is designated as the Responsible Party.

            (f)    Each of ERS and the Company shall provide the other Party with immediate notice for any proposed change or proposed amendment or modification that constitutes a Material Modification."

        SECTION 5.    Amendment to Section 4.6 of the Agreement.    Section 4.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "4.6 Funding of Clinical Development Plans.

            (a)   Except as provided in Section 4.6(c), Development Costs related to North America that are incurred with respect to Approved Studies and Contingent Approved Studies included in the 2007-2009 Clinical Development Plan for the period commencing on and including January 1, 2007 and ending on and including December 31, 2009, shall be funded by ERS and the Company as follows:

                (i)  ERS will fund (A) [*] of (1) the first [*] of such Development Costs incurred in 2007, (2) the first [*] of such Development Costs incurred in 2008 and (3) the first [*] of such Development Costs incurred in 2009 and (B) [*] of such Development Costs incurred in excess of (1) [*] in 2007, (2) [*] in 2008 and (3) [*] in 2009; and

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

               (ii)  the Company will fund [*] of such Development Costs incurred in excess of (1) [*] in 2007, (2) [*] in 2008 and (3) [*] in 2009.

    Notwithstanding the foregoing, ERS and the Company have agreed that for the Approved Study designated as [*], ERS has agreed to fund [*] of the drug costs for [*] and the Company has agreed to fund [*] of the drug costs for [*], and that (x) ERS's [*] share of such costs shall be included in determining whether ERS satisfied its funding requirements pursuant to Section 4.6(a)(i)(A) and (y) the Company's [*] share of such costs shall be payable even if ERS shall not have satisfied its full funding requirements pursuant to Section 4.6(a)(i)(A) expended by ERS related to [*].

            (b)   Except as provided in Section 4.6(c), Development Costs related to North America that are incurred with respect to Approved Studies and Contingent Approved Studies included in any Clinical Development Plan in each calendar year thereafter, commencing with and including 2010, will be funded [*] by BMS and [*] by the Company.

            (c)   Any monies received from any Third Party, including any Merck Entity, to fund any Development Costs related to North America that are incurred in any calendar year shall be applied to reduce each Party's obligations to fund Development Costs for such calendar year as follows:

                (i)  in calendar years 2007, 2008 and 2009, such monies shall be applied first to reduce the Parties' obligations to fund such Development Costs in excess of [*] in 2007, [*] in 2008 and [*] in 2009, with [*] of such monies allocated to such Development Costs for which ERS is responsible pursuant to Section 4.6(a)(i)(B) and [*] of such monies allocated to such Development Costs for which the Company is responsible pursuant to Section 4.6(a)(ii), and thereafter to reduce ERS's obligation to fund the first [*], as applicable, of such Development Costs for which BMS is responsible pursuant to Section 4.6(a)(i)(A), and

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

               (ii)  in each calendar year thereafter, commencing with and including 2010, [*] of such monies shall be applied to reduce the Development Costs for which ERS is responsible pursuant to Section 4.6(b) and [*] of such monies shall be applied to reduce the Development Costs for which the Company is responsible pursuant to Section 4.6(b).

            (d)   Notwithstanding anything to the contrary in this Section 4.6, any portion of ERS's 2007 [*] funding obligation under Section 4.6(a)(i)(A)(1) that is not used to fund Development Costs in 2007 shall be carried over to 2008 (but not beyond 2008) and shall increase on a dollar-for-dollar basis the amount of Development Costs that ERS would otherwise be obligated to fund in 2008 under Section 4.6(a)(i)(A)(2), provided that the amount that may be carried over shall be limited to [*].

            (e)   Notwithstanding anything to the contrary in this Section 4.6, from and after January 1, 2007, all Medical Science Liaison costs reasonably allocable to the Product incurred by each of ERS and the Company shall be [*].

            (f)    Notwithstanding anything to the contrary set forth in this Agreement, if the actual Development Costs related to North America for any Approved Study or Contingent Approved Study are less than the budgeted expenses for such Approved Study or Contingent Approved Study in any calendar year or in the aggregate, neither Party shall be required to fund any amount in excess of such actual Development Costs incurred or to allocate such excess amount to any other Approved Study, Contingent Approved Study, Proposed Study or any other study.

            (g)   The funding requirements and responsibilities for Development Costs related to Japan shall be as set forth in the Japan Co-Commercialization Agreements." For clarity, Development Costs incurred by any Party in connection with the Japan Co-Commercialization Agreements are not subject to the provisions of Sections 4.6(a), (b), (c), (d), (e) and (f)."

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

        SECTION 6.    Amendment to Section 4.10 of the Agreement.    Section 4.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "4.10    Liability.    Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions of such Party or its Affiliates, and their respective directors, officers, employees and agents and for the Approved Studies, Contingent Approved Studies and studies conducted by such Party under Section 4.3(a)(ii)(B) that the Party is responsible for conducting and the other responsibilities of such Party pursuant to this Section 4."

        SECTION 7.    Amendment to Section 6 of the Agreement.    (a) Section 6.3 is hereby deleted in its entirety and replaced with the following:

          "6.3    Distribution Fees for North America.    As further consideration to the Company for the rights granted to ERS in North America under this Agreement, ERS shall pay to the Company a Distribution Fee for North America equal to 39% of Net Sales in North America during each calendar year (or portion thereof), provided that if, pursuant to Section 4.3(g)(ii), a Proposing Party shall be solely entitled to, and shall solely bear, the entire Incremental SFI Profit Or Loss, then all Net Sales in North America that are attributable to such Successful Indication shall be excluded from Net Sales for the purpose of this Section 6.3."

        (b)   Section 6 is hereby amended by inserting at the end the following Section:

          "6.6    Settlement of Funding of Development Costs Incurred Prior to 2007.    (a) The Parties agree that ERS has satisfied all its funding obligations with respect to Development Costs for the period through and including December 31, 2006. The Parties further agree that Company's previously agreed obligation of [*] to fund certain Development Costs for 2005 and 2006 is immediately due and payable. Such payment shall be made by the Company to ERS by wire transfer in immediately available funds within three business days of the execution of this Amendment No. 2. The Parties acknowledge and agree that such amount has been calculated based on a retrospective increase in the Registrational Study (as defined by the Agreement prior to this Amendment No. 2) spend included in Amendment No. 1 by [*], from [*] to [*] in the aggregate and an allocation of that increase as follows: [*] to 2005 and [*] to 2006.

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

          (b)   The Company shall pay to ERS [*] representing the Company's share of Medical Science Liaisons expenses incurred by ERS in respect of the Product for the period through December 31, 2006. Such payment shall be made by the Company to ERS by wire transfer in immediately available funds within three business days of the execution of this Amendment No. 2.

          (c)   Upon payment of the amounts in Sections 6.6(a) and 6.6(b), the Parties agree that the Company will have satisfied its obligations with respect to Development Costs for the period through and including December 31, 2006."

        SECTION 8.    Amendments to Section 7 of the Agreement.    (a) Section 7.2 is hereby deleted in its entirety and replaced with the following:

          "7.2    Reports.    (a) Beginning with the month in which the First Commercial Sale is made in the Territory and for each month thereafter, (i) ERS shall submit on the fifth business day following the close of such month (closed in accordance with ERS's then standard practices), a net sales report regarding such month's Net Sales in the United States; (ii) ERS shall submit on the twentieth business day following the close of such month (closed in accordance with ERS's then standard practices), a net sales report regarding such month's Net Sales in Canada; (iii) each of ERS and the Company shall submit to the other on the twentieth business day following the close of such month (closed in accordance with such Party's own then standard practices), an expense report separately detailing, for such month, such Party's Development Costs for Approved Studies, Contingent Approved Studies and Sole-Funded SFI Registrational Studies in each of North America and Japan, and Operating Profit and Loss detailed and broken down into its constituent components in accordance with the Financial Appendix.

          (b)   For each SFI for which a Non-Proposing Party shall have elected to allow the Proposing Party to receive/bear the Incremental SFI Profit Or Loss under Section 4.3(g)(ii)(A), beginning with the calendar quarter in which the First Commercial Sale of Product for such SFI is made in the Territory and for each calendar quarter thereafter, within sixty days after the end of such calendar quarter, (i) ERS shall submit a net sales report regarding such quarter's Net Sales in the U.S. of Products that are attributable to each Successful Indication ("SFI Net U.S. Sales") and such quarter's Net Sales in Canada of Products that are attributable to each Successful Indication ("SFI Net Canadian Sales") and (ii) such Non-Proposing Party shall submit to the Proposing Party, an expense report detailing all costs incurred by such other Party and its Affiliates attributable to or reasonably allocable to such SFI ("Attributable Other Party SFI Expenses") with respect to such quarter.

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

          (c)   Such reports are to be made in support of the payments to be made pursuant to this Agreement and in accordance with the Financial Appendix. For the avoidance of doubt, the Parties shall also fulfill any additional reporting requirements, if any, set forth elsewhere in this Agreement."

        (b)   Section 7.4 is hereby deleted in its entirety and replaced with the following:

          "7.4    Records Retention.    ERS, the Company and each such Party's respective Affiliates shall keep complete and accurate records pertaining to the sale of Products and the Product-by-Product and Product-consolidated calculation of Net Sales in North America, Net Sales in Japan and Operating Profit or Loss in Japan and, for each SFI, SFI Net U.S. Sales, SFI Net Canadian Sales, and Attributable Other Party SFI Expenses, for each calendar quarter, including without limitation the determination of Fully Burdened Manufacturing Cost of API and of Finished Product, Development Costs, Distribution Costs, Sales Costs, Marketing Costs, General and Administrative Costs and Other Operating Income/Expense for a period of three calendar years after the year in which such sales or costs occurred, and in sufficient detail to permit the Company to confirm the accuracy of each of the foregoing and of the aggregate Distribution Fees provided by ERS under this Agreement."

        (c)   Section 7.5 is hereby deleted in its entirety and replaced with the following:

          "7.5    Audit Request.    During the term of this Agreement and for a period of three years thereafter, at the request and expense of any Party (the "Auditing Party"), the Company (in the case of a request by BMS or ERS) or ERS and BMS (in the case of a request by the Company), (the "Audited Party"), and its Affiliates shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable notice but not more often than two times each calendar year, to examine such records as may be necessary to determine the correctness of any report or payment made under this Agreement, to determine the consistency of actual expenditures versus the budgeted expenditures set forth in the Clinical Budget and/or any Marketing Budget, as the case may be, or obtain information as to the determination of Fully Burdened Manufacturing Cost of API (including, without limitation, the records of when during API production API batches failed, the cost and nature of such failures), the determination of Fully Burdened Manufacturing Cost of processing API into Finished Product and the aggregate Net Sales, Operating Profit or Loss and Distribution Fees payable for any calendar month, including without limitation, Development Costs, Distribution Costs, Sales Costs, Marketing Costs, General and Administrative Costs and Other Operating Income/Expense and, for each SFI, SFI Net U.S. Sales, SFI Net Canadian Sales and Attributable Other Party SFI Expenses, for each calendar quarter. Results of any such examination shall be made available to all Parties except that said independent, certified public accountant shall verify to the Auditing Party such amounts and shall disclose no other information revealed in such audit."

        SECTION 9.    Amendment to Section 8.6 of the Agreement.    (a) Section 8.6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a) The purchase price for all API supplied by the Company to ERS pursuant to this Section 8 for commercial use in North America shall be the Company's Fully Burdened Manufacturing Cost for such API plus a mark-up of 10%; provided that process development, process improvement, scale up, recovery, and qualification lots costs (although components of Fully Burdened Manufacturing Cost) shall not be subject to the mark up of 10%. Commencing with the implementation of the ERBITUX PAP (as such term is defined in the Side Letter), the purchase price for all API supplied by the Company to ERS for use in the ERBITUX PAP shall be [*] of the Company's Fully Burdened Manufacturing Cost for such API, provided that in each calendar year, commencing with and including 2007, once the aggregate purchase price paid by ERS for such API supplied by the Company to ERS during such year is [*] (i.e., the equivalent of [*] of Fully-Burdened Manufacturing Costs in the aggregate for the API so purchased by ERS), the purchase price for any additional API supplied by the Company to ERS for use in the ERBITUX PAP during such calendar year shall be [*] of Fully Burdened Manufacturing Cost. Within 45 calendar days after the end of the first calendar quarter after the ERBITUX PAP has been implemented and each calendar quarter thereafter, ERS shall provide written notice to the Company setting forth (i) the amount of Products distributed pursuant to the ERBITUX PAP in such calendar quarter and (ii) a calculation of the amount of the discount to the purchase price owed to ERS with respect to such Products, representing the difference between the purchase price actually paid for such Products and the price payable for such Products pursuant to the above provision in this Section 8.6(a). Such discount to the purchase price shall be paid by the Company to ERS by wire transfer in immediately available funds within five business days of receipt of each such written notice."

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

        (b)   Section 8.6(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(c) For API supplied to ERS for Approved Studies, Contingent Approved Studies, Sole-Funded SFI Registrational Studies or other studies conducted under Section 4.3(a)(ii)(B) and for commercial use in North America, the Company shall submit invoices to ERS for API promptly after shipment. Payments shall be made by ERS within 60 days after ERS's receipt of the invoice. ERS has no obligation to pay for any shipment of API that (i) ERS and the Company agree does not to meet the Specifications and/or Manufacturing Standards, or (ii) in accordance with Section 8.8(b), ERS has found not to meet the Specifications and/or Manufacturing Standards while such findings have not been contradicted by independent laboratory testing. Upon the Company's receipt of a notice from ERS claiming that a shipment of API does not meet the Specifications and/or applicable Manufacturing Standards, the time period for payment of such shipment or such batch shall toll until such time as such non-conformity questions regarding such shipment or such batch are resolved in accordance with Section 8.8. All relevant terms of Section 7 with respect to payments of Distribution Fees shall apply to the payment of invoices for the supply of API."

        (c)   Section 8.6(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(d) The Parties, through the co-chairs of the JMC, will work together to agree on a specific plan of action under which the Company will reduce the Fully Burdened Manufacturing Cost of manufacturing API itself to an amount equal to or less than [*] with a goal of finalizing such plan by September 30, 2007, and implementing such plan as soon as practicable thereafter. Until such time that the Company achieves such reduction in Fully Burdened Manufacturing Cost to [*] or less, any excess in the Fully Burdened Manufacturing Cost above [*] will be borne equally by ERS and the Company.

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

          (e)   It is the intention of the Parties that the Company will maintain a rolling eight-week supply of finished, packaged Product that has been quality assurance-released by the Company and received by ERS. The Parties, through the co-chairs of the JMC, will work together to agree on a specific plan of action under which the Company will maintain such supply, with a goal of finalizing such plan by September 30, 2007, and implementing such plan as soon as practicable thereafter. Following such implementation, the Company shall provide written notice to ERS promptly, and in any event within five business days, if at any time the supply of finished, packaged Product that has been quality assurance-released by the Company and received by ERS shall be less than a five-week supply. In such event, the Parties, through the co-chairs of the JMC, shall work together promptly to develop a specific plan of action to replenish such supply to an eight-week supply as contemplated by this Section 8.6(e). For purposes of this Section 8.6(e), weeks supply of finished, packaged Product by SKU shall be calculated based on the then current firm order placed by ERS pursuant to Section 8.4 of this Agreement."

        SECTION 10.    Amendment to Section 8.12 of the Agreement.    Paragraph (b) of Section 8.12(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b) An "Inability to Supply" shall mean: (i) with respect to the supply of API for Approved Studies, Contingent Approved Studies or Sole-Funded SFI Registrational Studies, the Company's failure for any reason, including without limitation force majeure reasons or otherwise, to supply ERS with quantities of API meeting the Specifications and Manufacturing Standards equal to at least [*] of the quantity of API required to conduct such Approved Study, Contingent Approved Study or Sole-Funded SFI Registrational Study, as the case may be, during the applicable time period; and (ii) with respect to the supply of API for commercial sales, the Company's failure for any reason, including without limitation force majeure reasons or otherwise, to supply ERS with quantities of API meeting the Specifications and Manufacturing Standards equal to at least [*] of the quantity of API required for commercial sales during the applicable time period."

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

        SECTION 11.    Amendments to Section 12 of the Agreement.    (a) Section 12.1 is hereby deleted in its entirety and replaced with the following:

  "Investigation; Recall.    In the event that the Regulatory Authority in any country in the Territory shall allege or prove that a Product does not comply with applicable rules and regulations in such country, ERS shall notify the Company immediately. The JEC, with assistance from the PDC, the JCC or the JMC, as the JEC determines is appropriate, shall conduct any appropriate investigation and shall make a determination as to the disposition of any such matter. If ERS is required or if the JEC should deem it appropriate to recall any Product, the Company and ERS shall bear the costs and expenses associated with such recall, in North America in the proportion of 39% for the Company and 61% for ERS, and in Japan in the proportion for which such Party is entitled to receive Operating Profit or Loss, as the case may be, unless: (i) the predominant cause of such recall results from or also constitutes the Company's breach of its representation and/or warranty set forth in Section 11.2(e) and/or ERS's reliance upon such breached representation and/or warranty, or unless the predominant cause of such recall results from the Company's willful wrongdoing or negligence, in each such case the Company shall bear all costs and expenses associated with such recall; or (ii) the predominant cause of such recall results from ERS's willful wrongdoing or negligence, in which case ERS shall bear all costs and expenses associated with such recall."

        (b)   Section 12.2 is hereby deleted in its entirety and replaced with the following:

  "Indemnification by ERS and BMS.    ERS and BMS shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

          (a)   negligence, recklessness or wrongful intentional acts or omissions of ERS or its Affiliates, and their respective directors, officers, employees and agents, in connection with the work performed by ERS or BMS under the Clinical Development Plans (other than with respect to any Sole-Funded SFI Registrational Study for which ERS or BMS is the Responsible Party, for which indemnification is provided in Section 4.3(g)(iv)) or the fulfillment of ERS's or BMS's obligations under the Marketing Plans;

          (b)   any manufacture, use, distribution or sale of the Products by ERS or its Affiliates or due to any negligence, recklessness, or wrongful intentional acts or omissions by or strict liability of, ERS or its Affiliates and their respective directors, officers, employees and agents.; or

          (c)   any breach of any representation or warranty made by ERS or BMS under Sections 11.1, 11.3 or 11.4.

  Nothing in this Section 12.2 shall limit or restrict the indemnification obligations of ERS and BMS in Section 4.3(g)(iv)."

        (c)   Section 12.3 is hereby deleted in its entirety and replaced with the following:

  "Indemnification by the Company.    The Company shall indemnify, defend and hold harmless ERS, BMS and their respective Affiliates, and their respective directors, officers, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses (including the reasonable fees of attorneys and other professionals) to the extent arising out of or resulting from:

          (a)   negligence, recklessness or wrongful intentional acts or omissions of the Company or its Affiliates, and their respective directors, officers, employees and agents, in connection with the Company's fulfillment of its obligations under the Clinical Development Plans or the fulfillment of the Company's rights or obligations under the Marketing Plans (other than with respect to any

  Sole-Funded SFI Study for which the Company is the Responsible Party, for which indemnification is provided in Section 4.3(g)(iv));

          (b)   failure of API to meet the Specifications and/or applicable Manufacturing Standards or use of Products or promotion of Products not in conformity with Product labeling, by the Company or its Affiliates, or due to any negligence, recklessness or wrongful intentional acts or omissions by, or strict liability of, the Company or its Affiliates, and their respective directors, officers, employees and agents; or

          (c)   any breach of any representation or warranty made by the Company under Section 11.1 or 11.2.

  Nothing in this Section 12.3 shall limit or restrict the indemnification obligations of ERS and BMS in Section 4.3(g)(iv)."

        SECTION 12.    Amendment to Section 16.7 of the Agreement.    Section 16.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

          "16.7    Public Announcements.    Except as permitted by Section 10.4, none of the Parties shall make any public announcement concerning this Agreement or the subject matter hereof without first consulting with the other Parties and providing such Party with a reasonable opportunity to comment on such proposed public announcement. In addition, in connection with any public announcement of results arising from the clinical development of any Product, it shall be the responsibility of the Party proposing to make such public announcement to comply with any rules of the organizer of any scientific congress at which such results are to be presented related to the disclosure of such data so as to ensure that such data may be presented at such scientific congress, including without limitation by obtaining the review and, if required, consent of such organizer of such scientific congress before such Party makes any public announcement of such results (or any summary thereof), in whole or in part, that will precede such congress presentation. In the event of a proposed public announcement of results by both ERS and the Company, they shall designate one Party to be responsible for complying with the preceding sentence. Nothing in this Section shall be construed as limiting or hindering any Party's efforts to comply with applicable laws and regulations regarding such Party's obligation to disclose material information."

        SECTION 13.    Amendment to Section 16.9 of the Agreement.    Section 16.9 of the Agreement is hereby amended by inserting at the end the following sentence:

  "No Party shall have any obligation to breach applicable laws, rules and regulations in performing its obligations under this Agreement."

        SECTION 14.    Amendment to Amendment No. 1.    Amendment No. 1 is hereby amended by deleting in its entirety Sections 2 and 3.1 of Amendment No. 1.

        SECTION 15.    Effectiveness; Amendments; Counterparts.    This Amendment No. 2 shall become effective upon the last to occur of: (i) ERS having received payment of all amounts due under Section 6.6, (ii) the Parties having executed the Release and Waiver, (iii) all the parties thereto having executed the Letter of Intent Regarding the Japan Co-Commercialization Agreements and (iv) the Parties having executed the Side Letter. No amendment, modification or supplement of any provisions of this Amendment No. 2 shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

        SECTION 16.    Representations and Warranties.    Each Party represents and warrants to each of the other Parties, as of the date of this Amendment No. 2, that:

          (a)   such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Amendment No. 2 and to carry out the provisions hereof;

          (b)   such Party has taken all corporate action necessary to authorize the execution and delivery of this Amendment No. 2 and the performance of its obligations under this Amendment No. 2; and

          (c)   this Amendment No. 2 has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms.

        SECTION 17.    Rights.    Except as specifically set forth herein, the Agreement shall remain unchanged and in full force and effect. The Parties acknowledge and agree that there are no amendments, modifications or waivers in respect of the Agreement other than those specifically set forth in this Amendment No. 2.

        SECTION 18.    Confidentiality.    The Parties hereby agree that, unless required by law, they, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of, or make any other public disclosure with respect to (including any disclosure with respect to the background of and negotiations leading up to), this Amendment No. 2 and its Schedules, Exhibits and Annexes, the Side Letter, the Letter of Intent Regarding the Japanese Co-Commercialization Agreements and the Release and Waiver. The Parties will work together to identify the provisions of Amendment No. 2 (including its Schedules, Exhibits and Annexes) for which they will seek confidential treatment, pursuant to Rule 24b-2 of the Securities Exchange Act of 1934 and will use commercially reasonable efforts to seek such confidential treatment. Following the execution of this Amendment No. 2, the Side Letter, the Letter of Intent Regarding the Japanese Co-Commercialization Agreements and the Release and Waiver, each of the Parties may (x) issue a press release in the form attached hereto as Exhibit 19(A), (y) file a Form 8-K referencing such press release and (z) file this Amendment No. 2 as an exhibit to a Form 10-Q.

        SECTION 19.    APPLICABLE LAW.    THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

        SECTION 20.    Headings.    The descriptive headings of this Amendment No. 2 are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Amendment No. 2.

        SECTION 21.    Entire Agreement.    The Agreement (for clarity, as amended by this Amendment No. 2), the Letter of Intent Regarding the Japan Co-Commercialization Agreements, the Side Letter and the Release and Waiver constitute the entire agreement among the Parties with respect to the subject matter of this Amendment No. 2 and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

        IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be duly executed by their respective authorized officers as of the day and year first written above.

BRISTOL-MYERS SQUIBB COMPANY,
By:
/s/ James M. Cornelius
	Name:	James M. Cornelius
	Title:	Chief Executive Officer
IMCLONE SYSTEMS INCORPORATED,
By:
/s/ Alexander J. Denner
	Name:	Alexander J. Denner, Ph.D.
	Title:	Chair, Executive Committee
E.R. SQUIBB & SONS, LLC,
By:
/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Vice President & Secretary

Information to be provided in a Clinical Development Plan

EXHIBIT 1.20

Tumor type:
Indication:
Phase of study:
Type of study	[Approved Study], [Contingent Approved Study] or [Sole-Funded SFI Registrational Study].
Name of study:
Study design:
No. of patients:
Study endpoint:
Objective of study/deliverables:
Study start date:
Study end date:
Status/file date:
Contingencies (go/no-go criteria):
Responsible Party:
Responsibility for funding:
Clinical Budget Information (Approved Studies and Contingent Approved Studies only)
Budgeted Aggregate Development Costs through completion:
Budgeted Annual Development Costs:
[Year 1](1):
[Year 2]:
[Year 3]:
Estimated Annual Development Costs through completion:
[Year 4]:
[Year 5]:
[additional years as necessary]:
Budgeted grant costs (and other third-party costs including CRO costs):
[Year 1]:
[Year 2]:
[Year 3]:
Budgeted aggregate costs for clinical supplies through completion:
Budgeted internal FTE costs through completion:

(1)
Years refers to years of Clinical Development Plan.

SCHEDULE 4.3(g)(i)

Specified Phase III Study(1)	Corresponding Specified Signal Finding Study
ID 22 [*]	ID 16 [*]
ID 23 [*]	ID 19 [*] ID 20 [*]
ID 24 [*]	ID 17 [*]

(1)
All ID references are to the studies with ID numbers set forth in Exhibit A to the Clinical Development Plan as of the date of this Amendment No. 2.

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.

EXHIBIT 1.20A

2007-2009 CLINICAL DEVELOPMENT PLAN

[*]

*
Omitted and filed separately pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission.